Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-164646 on Form S-4, No. 333-185588 on Form S-3 and No. 333-140349 on Form S-8 of our reports dated February 25, 2013, relating to the financial statements and financial statement schedule of Altra Holdings, Inc. and the effectiveness of Altra Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Altra Holdings Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 25, 2013